Exhibit 10.14

December 17, 2009

Robert C. Bowen
3430 N. Mountain Ridge #2
Mesa, Arizona 85207

Re:         Retirement Agreement

Dear Bob:

As we have discussed, we have mutually agreed that you will be retiring from Scientific Learning Corporation (“Scientific Learning” or the “Company”) on December 31, 2009. This letter sets forth the substance of the agreement between you and the Company relating to your retirement.  You will only receive the benefits described in Paragraphs 3 and 4 below if you sign and return this Agreement to Scientific Learning within the time set forth in paragraph 9 below.

1.           Separation.  As we have discussed, your last day of employment with Scientific Learning will be December 31, 2009 (the “Separation Date”). Your Employment Agreement with the Company, as amended, and all obligations of you and the Company under such Agreement, will terminate as of the Separation Date.

2.           Accrued Salary, Paid Time Off.  On the Separation Date, Scientific Learning will pay you all accrued salary, and all accrued and unused Paid Time Off earned through the Separation Date, subject to standard payroll deductions and withholdings.

3.           Benefits and Insurance.  To the extent permitted by the federal COBRA law and the insurance policies and rules applicable to Scientific Learning, you will be eligible to continue the medical insurance benefits for yourself and your spouse. On or about your Separation Date, Scientific Learning will provide you under separate cover a COBRA notice setting forth your rights and responsibilities with regard to COBRA coverage.

If you sign this Separation Agreement, the Company will reimburse you for reasonable medical insurance costs for you and your spouse for a period of five (5) years, starting January 1, 2010 and ending December 31, 2014.  Reasonable medical insurance costs means the cost of a medical insurance plan that supplements the coverage available to you and your spouse from any available federal and/or state government source (e.g., Medicare of its successor) so that such coverage collectively approximates, to the extent reasonable, the scope of coverage and out of pocket expenditures available to you under the medical insurance benefits at Scientific Learning on December 31, 2009.  You agree to provide Scientific Learning with all documentation/invoices/receipts regarding the cost of such supplemental medical insurance. If you predecease your spouse, Scientific Learning will continue reimburse the same costs for your spouse only for the same time period.

4.           Consulting Agreement.  You and the Company have agreed to enter into a Consulting Agreement for the period of January 1, 2010 through December 31, 2010, in the form attached hereto as Exhibit A (the “Consulting Agreement”). Your service under this Consulting Agreement will constitute Continued Service for purposes of all outstanding and unexercised employee stock options from the Company that you presently hold.

5.           No Other Compensation or Benefits.  Other than the medical benefits cost reimbursement and Consulting Agreement specified in Paragraphs 3 and 4, you will receive no other wages, insurances, bonuses, vacation pay, benefits, or other monies or benefits from Scientific Learning at any time, and you agree that you are entitled to no other wages, benefits, insurances, bonuses, vacation pay or other monies of any nature from Scientific Learning.  If you do not enter into the Consulting Agreement, then you will have 90 days from your Separation Date to exercise any vested options.

1.

6.           Return of Scientific Learning Property.  If you and the Company do not enter into the Consulting Agreement, you agree to return to Scientific Learning all Scientific Learning documents (and all copies thereof) and other Scientific Learning property which you have had in your possession at any time, including, but not limited to, Scientific Learning files, notes, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, pagers or cell phones), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of Scientific Learning (and all reproductions thereof) within fifteen (15) days after the Separation Date, provided that so long as you remain a member of the Board of Directors, you shall be entitled to retain any Company documents reasonably necessary for the exercise of your responsibilities as a Board member.  If you and the Company do not enter into the Consulting Agreement, then the obligation under the first sentence of this Section 6 shall become effective within fifteen (15) days after the Separation Date

7.           Proprietary Information Obligations.  After your employment you will refrain from any use or disclosure of the Company’s proprietary or confidential information or materials, except as may be necessary and appropriate in the course of your providing services under the Consulting Agreement.  In addition, you acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.

8.           Release.  You hereby generally and completely release Scientific Learning, and its respective directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, ERISA plans, current and former trustees and administrators of ERISA plans, affiliates, and assigns (“Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company or the Released Parties, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or the Released Parties; (3) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 and 1991 (as amended), the Arizona Civil Rights Act (Ariz. Rev. Stat. § 41.1401 et. seq.) and the California Fair Employment and Housing Act (“FEHA”), as amended (each which may include claims for age, race, color, ancestry, national origin, disability, medical condition, marital status, sexual orientation, gender, gender identity, religious creed, pregnancy, sex discrimination and harassment); the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”); the Employee Retirement Income and Securities Act (“ERISA”); the Family and Medical Leave Act ("FMLA"); the California Family Rights Act ("CFRA"); the federal Americans with Disabilities Act of 1990 ("ADA"); the Equal Pay Act, of 1963, as amended, and Arizona’s Equal Pay Law (Ariz. Rev. Stat. § 23-341); California Business and Professions Code 17200; any and all protections pursuant to California’s Labor Code, statutes, or orders, Arizona’s labor code/laws/regulations/orders, or the Fair Labor Standards Act (“FLSA”)(with the sole exclusions to any workers’ compensation claim and any claims for unemployment insurance); any wage and hour law (including any claim for waiting-time penalties or liquidated damages); privacy rights; whistleblower protections; and constitutional protections.

9.           ADEA Waiver.  You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA.  You also acknowledge that the consideration given for the foregoing waiver is in addition to anything of value to which you were already entitled.  You have been advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after your signing of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed by you (“Effective Date”).

10.        Acknowledgement of Release.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  You acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against Scientific Learning, its affiliates, and the entities and persons released herein.

11.        Your Assistance in Dismissing Administrative Claims.  You acknowledge and warrant that there are no claims or actions currently filed or pending relating to the subject matter of the Agreement.  You hereby request all administrative agencies having jurisdiction over employment and labor law matters and courts to honor your release of claims under this Agreement.  Should Scientific Learning ever request you to execute any administrative dismissal forms, you shall immediately execute the form and return it to Scientific Learning.  Should you file any claim or action relating to the subject matter of this Agreement, such filing shall be considered an intentional breach of the Agreement and you will be subject to all damages available under law and equity, including without limitation, the amount of severance paid hereunder.

12.        Certification of No Work-Related Injuries.  You agree, warrant and covenant that you have not experienced or suffered any work-related occupational injuries or diseases (physical, mental or otherwise) arising out of or in the course of your employment with Scientific Learning.  You further certify that you have not failed to report any work-related occupational injuries or diseases arising out of or in the course of your employment with Scientific Learning.

13.        Non-Admission of Liability.  This Agreement shall not be construed to be an admission of any liability to you or to any other person.

14.        Voluntary Agreement and Representation of Understanding.  You represent that you have thoroughly read and considered all aspects of this agreement that you understand all its provisions and that you are voluntarily entering into said agreement.  You also represent that you have been advised of your right to consult with an attorney before signing this agreement and that you have consulted with an attorney or voluntarily chosen not to do so.

15.        Miscellaneous.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and Scientific Learning with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Scientific Learning.  This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and Scientific Learning, and inure to the benefit of both you and Scientific Learning, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign and return to me.  Thank you for your many contributions to Scientific Learning.

Sincerely,

/s/ Andy Myers

Andy Myers
Chief Executive Officer

Agreed And Accepted:

By signing this letter, I acknowledge that I have had the opportunity to review this Agreement carefully with an attorney of my choice or have voluntarily chosen not to do so, that I understand the terms of the Agreement, and that I voluntarily agree to them.

/s/ Robert C. Bowen	12/22/2009
Robert C. Bowen	Date

Exhibit A – Scientific Learning Independent Contractor Agreement

Exhibit B – Proprietary Information and Inventions Agreement